                                                                       EXHIBIT 5


                            Willkie Farr & Gallagher
                               One Citicorp Center
                              153 East 53rd Street
                             New York, NY 10022-4677






June 12, 1997




Fine Host Corporation
3 Greenwich Office Park
Greenwich, Connecticut 06831

Ladies and Gentlemen:

We have acted as counsel to Fine Host Corporation (the "Company"), a corporation organized under the laws of the State of Delaware, with respect to the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about June 12, 1997, in connection with the registration under the Securities Act of 1933, as amended, by the Company of an aggregate of 1,000,000 shares (the "Shares") of the Company's Common Stock, par value $0.01 per share, issuable under the Fine Host Corporation Stock Option Plan (Amended and Restated as of March 17, 1997) (the "Plan").

As counsel for the Company, we have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, certificates and records as we deemed necessary and appropriate for the purpose of rendering this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plan for a consideration of at least $0.01 per Share, will be validly issued, fully paid, and nonassessable.

We hereby consent to the inclusion of this opinion as part of the Registration Statement.

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and federal law.

Very truly yours,



/s/ Willkie Farr & Gallagher